EXHIBIT (d)(v)

Transamerica Life Insurance Company

[Cedar Rapids, Iowa]

Contact us at [6400 C Street SW, Cedar Rapids, Iowa 52499]

[800-525-6205]

[www.transamerica.com]

[Credit Advantage Rider]

This Rider is attached to and made part of the policy and becomes effective on the date You initially allocate Premium Payments or transfer Policy Value to the Index Account Option for this Rider as permitted in the policy. All provisions of the policy that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the policy, the provisions of this Rider shall prevail over the provisions of the policy.

Index Account Options with the Credit Advantage Rider have more advantageous Growth Opportunity parameters than would be possible without this Rider.

Credit Advantage Fee amounts are assessed only if a Credit Advantage Index Account Option is elected on the policy. The Credit Advantage Fee amount is calculated and deducted from the Credit Advantage Index Account Option value at the end of the Crediting Period and upon withdrawals during the Crediting Period.

If this Rider is elected at issue, the Credit Advantage Fee annual percentage is shown in Section 2-Policy Data for the Credit Advantage Account Option(s) chosen. If this Rider is elected after Your policy is issued, You will be notified in writing of the applicable Credit Advantage Fee annual percentage. The Credit Advantage Fee annual percentage applies for the duration of the Crediting Period for the Credit Advantage Index Account Option elected. This annual fee percentage may change at the beginning of any new Crediting Period, but will never be greater than the maximum annual fee percentage shown in Section 2-Policy Data.

The Credit Advantage Fee amount is (A * [B * C]), where:

A	is the Credit Advantage Index Account Option allocation amount;
B	is the Credit Advantage Fee annual percentage; and
C	is the Crediting Period.

Withdrawals will be subject to a Credit Advantage Fee. If there is a withdrawal from this Credit Advantage Index Account Option, the applicable Credit Advantage Fee amount will be assessed at that time. The Credit Advantage Fee amount assessed for withdrawals is (A * (B/C)), where:

A	is the remaining Credit Advantage Fee amount prior to the withdrawal;
B	is the amount withdrawn; and
C	is the Credit Advantage Index Account Option value prior to the withdrawal.

The remaining Credit Advantage Fee amount is equal to the Credit Advantage Fee amount minus all prior assessed Credit Advantage Fee amounts from this Credit Advantage Index Account Option.

The accrued Credit Advantage Fee amount is (A + [(B-A) * (C/D)]), where:

A	is the Accrued Credit Advantage Fee amount immediately after Your last withdrawal, or zero if no withdrawal has been taken, from this Credit Advantage Index Account Option;
B	is the remaining Credit Advantage Fee amount;
C	is the number of days elapsed since Your last withdrawal, or the Rider Date if no withdrawal has been taken, from this Credit Advantage Index Account Option; and
D	is the number of days from Your last withdrawal, or the Rider Date if no withdrawal has been taken, to the end of the Crediting Period.
ICC24 TRIA11IC-0720	1

At the time of any withdrawal from a Credit Advantage Index Account Option that is less than its Interim Value, the accrued Credit Advantage Fee amount is reduced by the amount of the assessed Credit Advantage Fee. If a withdrawal results in an assessed Credit Advantage Fee amount that is greater than or equal to the accrued Credit Advantage Fee amount at that time, then the accrued Credit Advantage Fee amount immediately after Your last withdrawal will be zero.

At the time of any withdrawal from a Credit Advantage Index Account Option that is equal to its Interim Value, the remaining Credit Advantage Fee amount will be assessed.

The remaining Credit Advantage Fee amount will be assessed at the end of the Crediting Period.

If a death benefit is payable, the remaining Credit Advantage Fee amount less the accrued Credit Advantage Fee amount will be waived as of the date we receive due proof of death from any beneficiary.

This Rider terminates upon termination of the policy to which this Rider is attached.

Signed for us at our home office.

[Jamie Ohl] [President]	[Andrew S. Williams] [Secretary]
ICC24 TRIA11IC-0720	2